FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013

FINANCIAL RESULTS AND UPDATES FULL YEAR 2014 OUTLOOK

~ Fourth Quarter Net Sales Increased 22.7% to $258.4 Million and Comparable Store Net Sales Increased 15.6% ~

~ Fourth Quarter Net Income Increased 50.6% to $20.8 Million, or $0.74 per Diluted Share ~

~ Full Year 2014 Net Sales Expected to be $1.15 billion to $1.20 billion ~

~ Full Year 2014 EPS Expected to be $3.25 to $3.60 ~

~ Board Authorizes New $50 Million Share Repurchase Program ~

TOANO, Va, February 19, 2014 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the fourth quarter and full year ended December 31, 2013, as well as its updated outlook for 2014.

Fourth Quarter Results

Net sales increased $47.8 million, or 22.7%, to $258.4 million in the fourth quarter of 2013 from $210.7 million in the fourth quarter of 2012. Comparable store net sales increased 15.6% for the quarter, driven by an 8.6% increase in the number of customers invoiced and a 7.0% increase in the average sale. Non-comparable store net sales increased $14.9 million over the prior year period. As of December 31, 2013, the Company operated 318 stores, including 11 stores opened during the fourth quarter of 2013, for a total of 30 stores opened during the year. The Company also remodeled 22 existing stores during the year.

Gross margin was 40.8% in the fourth quarter of 2013 compared to 39.1% in the fourth quarter of 2012. The increase in gross margin reflects generally lower net product costs partially offset by higher transportation and other costs. Transportation costs in the fourth quarter of 2013 included certain costs related to the new West Coast distribution center, which is expected to be fully operational in the first quarter of 2014.

Selling, general and administrative (“SG&A”) expenses increased as a percentage of net sales to 27.6% for the fourth quarter of 2013 compared to 27.4% for the fourth quarter of 2012. SG&A expenses in the fourth quarter of 2013 included costs of approximately $1.7 million, primarily related to the start-up of the West Coast distribution center and certain incremental legal and professional fees.

Operating margin increased 170 basis points to 13.3% in the fourth quarter of 2013, from 11.6% in the fourth quarter of 2012.

Net income increased 50.6% to $20.8 million, or $0.74 per diluted share, in the fourth quarter of 2013 from $13.8 million, or $0.50 per diluted share, in the fourth quarter of the prior year. The Company’s effective tax rate was 39.3% for the fourth quarter of 2013, compared to an effective tax rate of 43.7% in the fourth quarter of 2012.

Cash and cash equivalents at December 31, 2013 totaled $80.6 million compared with $64.2 million at December 31, 2012.

Robert M. Lynch, President and Chief Executive Officer, commented, “We achieved record highs for net sales and operating margin in the fourth quarter as we continued to gain share in a highly fragmented market. We gained further traction in our key, multi-year strategic initiatives while continuing to deliver value and legendary service to each customer. Customer demand was inconsistent during the quarter, with certain regions of the country periodically impacted by difficult weather conditions. Nevertheless, our store team, with support across the organization, delivered an unprecedented level of individualized customer service and focus on operating results. I could not be more proud of this team as we crossed the milestone of $1.0 billion in annual net sales in 2013, and the results we have achieved throughout the year are a direct reflection of the commitment and efforts of our team. This was a year of significant accomplishments by our team, and we believe that our intense focus, unified vision and coordinated efforts set the foundation for an exciting 2014.”

Full Year Results

Net sales increased 23.0% to $1.0 billion in 2013 from $813.3 million in 2012, as comparable store net sales increased 15.8%, or $128.2 million, and non-comparable store net sales increased $58.7 million.

Gross margin increased to 41.1% in 2013 compared to 38.0% in the prior year. SG&A expenses increased as a percentage of net sales to 28.5% in 2013, compared to 28.3% in 2012.

Operating margin increased 300 basis points to 12.6% in 2013 from 9.6% in 2012.

Net income increased 64.4% to $77.4 million, or $2.77 per diluted share, in 2013 compared to $47.1 million, or $1.68 per diluted share, in the prior year. The Company’s effective tax rate was 38.8% for 2013 compared to an effective tax rate of 40.0% in 2012.

Share Repurchase Program

Lumber Liquidators also announced today that its Board of Directors has authorized the repurchase of an additional $50 million of its common stock. The repurchases will be subject to market conditions and other factors and will be made from time to time through open market purchases or through privately negotiated transactions.

Company Outlook

In 2014, as previously announced, the Company expects to achieve the following for the full year:

•	Net sales in the range of $1.15 billion to $1.20 billion.

•	Comparable store net sales increasing in the high single to low-double digits.

•	The opening of a total of 30 to 40 new store locations and remodeling of a total of 25 to 35 existing stores, all in the store of the future format.

•	Capital expenditures between $80 million and $90 million, including up to $50 million for supply chain investments.

•	De-leverage of SG&A expenses primarily related to store base expansion, advertising expenses increasing at a rate greater than net sales, the opening and continuing operation of the West Coast distribution center and higher than normal legal and professional fees.

•	Operating margin expansion to a range of 13.0% to 13.8%.

•	Earnings per diluted share in the range of approximately $3.25 to $3.60, based on a diluted share count of approximately 28.1 million shares, which is exclusive of any future impact of the stock repurchase program.

Mr. Lynch concluded, “We are looking forward to another great year as we continue to roll out the store of the future format to both new and existing stores and implement enhancements to our supply chain. To support our continuing growth, our planned capital investment in 2014 will be the largest in our history. We are pleased that we can make this investment in our business while also returning value to our long-term shareholders through our expanded share repurchase authorization. The first quarter of 2014 to date has been disrupted by unseasonably harsh weather across much of the country, but the important spring remodeling season is in front of us. Our team is focused to deliver growth this year, and our industry-leading value proposition is stronger than ever. We continue to invest in the quality of an expanding assortment of products more readily available to meet our customers’ needs. Most important is our commitment and continuing investment in our people. Led by our flooring experts, we plan to reach an even broader customer base and capture additional share to drive long-term growth and operating margin expansion in 2014 and for years to come.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, February 19, 2014, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through February 26, 2014 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering pin number 13575534. The live conference call and replay may also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

KeyBanc Consumer Conference

The Company today also announced that Mr. Lynch and Daniel E. Terrell, Chief Financial Officer, will participate in the KeyBanc’s Consumer Conference in New York City on February 26, 2014.  Mr. Lynch and Mr. Terrell will be meeting with investors throughout the day.

About Lumber Liquidators

In its 20th year and with more than 320 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators’ low priced product, much of which is in-stock and ready for delivery.

With premier brands including Bellawood Prefinished Hardwood and Morning Star Bamboo, Lumber Liquidators’ flooring is often featured on popular television shows such as HGTV’s Dream Home and This Old House.

For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.  You can also follow the company on Facebook and Twitter, and learn more about its corporate giving program at LayItForward.LumberLiquidators.com.

Forward-Looking Statements

This press release and accompanying financial tables may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators Investor Relations
Ashleigh McDermott
Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2013	2012
Assets
Current Assets:
Cash and Cash Equivalents	$80,634	$64,167
Merchandise Inventories	252,428	206,704
Prepaid Expenses	6,229	5,168
Other Current Assets	12,916	12,106
Total Current Assets	352,207	288,145
Property and Equipment, net	65,947	47,764
Goodwill	9,693	9,693
Other Assets	1,712	1,785
Total Assets	$429,559	$347,387

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$56,327	$55,110
Customer Deposits and Store Credits	22,377	25,747
Accrued Compensation	11,709	7,969
Sales and Income Tax Liabilities	4,878	4,314
Other Current Liabilities	11,709	7,887
Total Current Liabilities	107,000	101,027

Deferred Rent	4,169	3,653
Deferred Tax Liability	9,061	8,166

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,557,570 and 27,214,144 outstanding, respectively)	30	29
Treasury Stock, at cost (2,133,307 and 1,719,706 shares, respectively)	(85,382)	(50,552)
Additional Capital	164,581	131,724
Retained Earnings	230,662	153,267
Accumulated Other Comprehensive (Loss) Income	(562)	73
Total Stockholders’ Equity	309,329	234,541
Total Liabilities and Stockholders’ Equity	$429,559	$347,387

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Income

(in thousands, except share data and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)
Net Sales	$258,433	$210,655	$1,000,240	$813,327
Cost of Sales	152,902	128,373	589,257	504,542
Gross Profit	105,531	82,282	410,983	308,785

Selling, General and Administrative Expenses	71,270	57,800	284,960	230,439
Operating Income	34,261	24,482	126,023	78,346

Interest and Other Income, net	(18)	(40)	(442)	(140)
Income Before Income Taxes	34,279	24,522	126,465	78,486

Provision for Income Taxes	13,484	10,714	49,070	31,422
Net Income	$20,795	$13,808	$77,395	$47,064
Net Income per Common Share—Basic	$0.75	$0.51	$2.82	$1.71
Net Income per Common Share—Diluted	$0.74	$0.50	$2.77	$1.68
Weighted Average Common Shares Outstanding:
Basic	27,592,651	27,240,235	27,484,790	27,448,333
Diluted	27,940,706	27,845,214	27,914,322	28,031,453

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2013	2012
Cash Flows from Operating Activities:
Net Income	$77,395	$47,064
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	11,666	9,957
Deferred Income Taxes	(846)	160
Stock-Based Compensation Expense	5,974	3,997
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(45,834)	(42,712)
Accounts Payable	(15)	16,756
Customer Deposits and Store Credits	(3,354)	7,626
Prepaid Expenses and Other Current Assets	(257)	(2,835)
Other Assets and Liabilities	8,271	7,256
Net Cash Provided by Operating Activities	53,000	47,269

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(28,585)	(13,376)
Net Cash Used in Investing Activities	(28,585)	(13,376)

Cash Flows from Financing Activities:
Payments for Stock Repurchases	(34,830)	(49,436)
Proceeds from the Exercise of Stock Options	10,255	10,454
Excess Tax Benefit from Stock-Based Compensation	17,132	7,131
Net Cash Used in Financing Activities	(7,443)	(31,851)
Effect of Exchange Rates on Cash and Cash Equivalents	(505)	450
Net Increase in Cash and Cash Equivalents	16,467	2,492
Cash and Cash Equivalents, Beginning of Year	64,167	61,675
Cash and Cash Equivalents, End of Year	$80,634	$64,167

Lumber Liquidators Holdings, Inc.

Other Supporting Schedules

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(dollars in thousands)
Net sales	$258,433	$210,655	$1,000,240	$813,327
Percentage increase	22.7%	20.8%	23.0%	19.3%

Number of stores open at end of period	318	288	318	288
Number of stores opened in period	11	4	30	25
	percentage increase (decrease)
Average sale[1]	7.0%	3.9%	6.6%	2.5%
Average retail price per unit sold[2]	3.2%	2.2%	5.7%	0.2%

Comparable stores[3]:
Net sales	15.6%	13.2%	15.8%	11.4%
Customers invoiced[4]	8.6%	9.4%	9.2%	8.9%
Net sales of stores operating for 13 to 36 months	19.2%	19.7%	21.8%	23.3%
Net sales of stores operating for more than 36 months	14.9%	12.5%	14.9%	9.1%

Net sales in markets with all stores comparable (no cannibalization)	18.9%	15.6%	18.2%	13.3%
Net sales in cannibalized markets[5]	42.7%	34.5%	45.2%	33.3%

1 Average sale, calculated on a total company basis, is defined as the average invoiced sale per customer, measured on a monthly basis and excluding transactions of less than $250 (which are generally sample orders, or add-ons or fill-ins to previous orders) and of more than $30,000 (which are usually contractor orders)

2 Average retail price per unit sold is calculated on a total company basis and excludes certain non-merchandise revenue

3 A store is generally considered comparable on the first day of the thirteenth full calendar month after opening

4 Change in number of customers invoiced which is calculated by applying our average sale to total net sales at comparable stores

5 A cannibalized market has at least one comparable store and one non-comparable store

Our recent store of the future activity is as follows:

	Three Months Ended December 31, 2013	Year Ended December 31, 2013
Number of stores of the future at beginning of period	33	—
New stores of the future opened during the period	11	30
Stores of the future remodeled during the period	8	22
Number of stores of the future at December 31	52	52

The significant drivers of gross margin expansion and their estimated impact compared to the prior year are as follows:

		Three Months Ended December 31,		Year Ended December 31,
Driver	Description	2013	2012[1]	2013	2012[1]
		expansion (contraction) in basis points
Product	Cost of acquiring the products we sell from our suppliers, including the impact of our sourcing initiatives; Changes in the mix of products sold; Changes in the average retail price per unit sold; Changes in the average retail price and related cost of services, including installation.	210	230	300	230

Transportation	International and domestic transportation costs, including the impact of international container rates; Customs and duty charges; Fuel and fuel surcharges; Impact of mill shipments received directly by our stores; Transportation charges from our distribution centers to our stores; Transportation charges between stores and the cost of delivery to our customers.	(10)	40	20	30

All Other	Investments in our quality control procedures; Warranty costs; Changes in finishing costs to produce a unit of our proprietary brands; Inventory shrink; Net costs of producing samples.	(30)	90	(10)	10

Total Change in Gross Margin from the prior year		170	360	310	270

1 Certain amounts have been reclassified to conform to current year presentation

The following table sets forth components of SG&A expenses for the periods indicated, as a percentage of net sales.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012 [1]	2013	2012 [1]
Total SG&A expenses	27.6%	27.4%	28.5%	28.3%
Salaries, Commissions and Benefits	11.9%	11.9%	12.1%	12.1%
Advertising	6.3%	6.4%	7.6%	7.2%
Occupancy	3.6%	3.6%	3.5%	3.7%
Depreciation and Amortization	1.2%	1.2%	1.1%	1.2%
Stock-based Compensation	0.7%	0.5%	0.6%	0.5%
Other SG&A Expenses	3.9%	3.8%	3.6%	3.6%

1 Certain amounts have been reclassified to conform to current year presentation